                                    Exhibit 99.2

BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION  )

OF IDAHO POWER COMPANY FOR        )  Case No. IPC-E-09-30

AN ACCOUNTING ORDER TO AMORTIZE    )

ADDITIONAL ACCUMULATED DEFERRAL       )

INCOME TAX CREDITS                )

              AND                )

AN ORDER APPROVING A RATE CASE    )

MORATORIUM.                       )

                                  )

IDAHO POWER COMPANY

DIRECT TESTIMONY

OF

                                            JOHN R. GALE

Q.     Please state your name and business address.

A.     My name is John R. Gale and my business address is 1221 West Idaho Street, Boise, Idaho.

Q.     By whom are you employed and in what capacity?

A.     I am employed by Idaho Power Company (“the Company”) as the Vice President of Regulatory Affairs.

Q.     Please describe your educational background and business affiliations.

A.     I received a BBA in 1975 and an MBA in 1981 from Boise State University.  I maintain a close affiliation with the university and serve on the College of Business and Economics’ Advisory Council.  I have also attended the Public Utilities Executive Course at the University of Idaho and am now on the faculty of that program leading the section on “Regulation and Ratemaking.”

I am an active member of the Edison Electric Institute’s (“EEI”) Rates and Regulatory Affairs Committee, which is the committee that is concerned primarily with regulatory issues and ratemaking methods.  I am the current Chair of this committee.  I am also a member of EEI’s Retail Energy Services Executive Advisory Committee.

Q.     Please describe your work experience.

                                      GALE, DI          1

                                      Idaho Power Company

A.     From 1976 to 1983, I was employed by the State of Idaho primarily as an analyst in the Department of Employment.  In October 1983, I accepted a position at Idaho Power Company as a Rate Analyst in the Rate Department.  I initially worked on rate design, tariff administration, and line extension issues.  In March 1990, I was assigned to the Company’s Meridian District Office where I held the position of Meridian Manager, which was a one-year cross training position established to provide corporate employees with an extensive field experience.  I returned to the Rate Department in March 1991 and in June, I was promoted to Manager of Rates.  In July 1997, I was named General Manager of Pricing and Regulatory Services.  In March 2001, I was promoted to Vice President of Regulatory Affairs, my current position.

                                      GALE, DI          2

                                      Idaho Power Company

As Vice President of Regulatory Affairs, I oversee and direct the activities of the Pricing and Regulatory Services Department.  These activities include the development of jurisdictional revenue requirements, the oversight of the Company’s rate adjustment mechanisms, the preparation of class cost-of-service studies, the preparation of rate design analyses, and the administration of tariffs and customer contracts.  In my current position, I have the primary responsibility for policy matters related to the economic regulation of Idaho Power Company.  I have testified frequently before the Idaho Public Utilities Commission (“the Commission”) on a variety of rate and regulatory matters.  I have also testified before or submitted direct testimony to the regulatory commissions in Nevada and Oregon, the Federal Energy Regulatory Commission (“FERC”), the Bonneville Power Administration, and the United States Senate Committee on Energy and Natural Resources.

Q.           What is the purpose of your testimony in this matter?

A.      My testimony supports the settlement Stipulation (“Settlement”) filed in this case regarding the establishment of regulatory and ratemaking mechanisms to be in place until January 1, 2012.  I will discuss the development of the Settlement and explain its benefits to the Company and its customers.  The Settlement is Exhibit No. 1 to my testimony.

Q.     Please describe the genesis of the Settlement.

                                      GALE, DI          3

                                      Idaho Power Company

A.     Following the conclusion of Idaho Power’s last general rate case, Case No. IPC-E-08-10, the Company contemplated the value of setting the Return on Equity (“ROE”) for Idaho regulatory matters at an agreed-upon fixed level for a specified time period.  The Company believed this issue could be settled among the various interested parties to Idaho Power’s rate proceedings because of the near proximity of the last Commission decision in a fully-contested revenue requirement case.  Idaho Power determined this matter was ripe for discussion with customer groups and Commission Staff.  Establishing a specified ROE to be fixed for a period of time is beneficial because it removes a resource-intense and time-consuming element from a rate case that may add little value to the ultimate rate recovery decision, particularly when the same issue was recently decided in a fully-contested proceeding.  Additionally, setting the ROE at a fixed level helps to mitigate the size of a rate request by avoiding the need for the utility to request a higher ROE to respond to a lower recommended ROE that inevitably comes from the Intervenors.

Q.     Besides establishing a ROE with some shelf life, was there another reason the Company wanted to talk with its customers and the Commission Staff?

                                      GALE, DI          4

                                      Idaho Power Company

A.     Yes.  Due to ongoing circumstances related to generally poor hydro conditions throughout this decade and the difficulty of playing “catch-up” with costs that, until very recently, were being driven by growing service territory, Idaho Power determined that the time was right to discuss an earnings sharing mechanism similar to one that existed during the last half of the 1990s.  The Company asked customer groups and Commission Staff to attend an informal meeting on September 3 to discuss this possibility.

Q.     Please describe the prior case in which earnings sharing was discussed.

A.     The docket for that case was IPC-E-95-11.  In that case, the earnings sharing mechanism was brought before the Commission in the form of a settlement Stipulation in September of 1995 (“1995 Settlement”).  This was a seven-party agreement that included the Commission Staff, the Company, the United States Department of Energy, the Commercial Utility Customers, Micron Technology, FMC Corporation, and the Idaho Irrigation Pumpers Association.    The Commission approved the 1995 settlement on December 1, 1995, through Order No. 26216.  A copy of the 1995 settlement Stipulation is provided as Exhibit No. 2.

Q.     What were the principal provisions of the 1995 Settlement?

                                      GALE, DI          5

                                      Idaho Power Company

A.     There were four major provisions to the 1995 Settlement.  The 1995 Settlement provided for the accounting and ratemaking treatment related to an ongoing significant Company reorganization.  The 1995 Settlement provided limited use of an accelerated amortization of Accumulated Deferred Investment Tax Credits (“ADITC”) for purposes of supporting a minimum ROE level.  The 1995 Settlement also provided for the sharing of earnings with customers above a specified ROE level.  And finally, the 1995 Settlement provided a rate moratorium that lasted through December 1999.

Q.     What were the circumstances leading up to the 1995 Settlement?

                                      GALE, DI          6

                                      Idaho Power Company

A.     Throughout the late 1980s and early 1990s, southern Idaho experienced a prolonged series of drought years with poor hydro conditions for generating electricity.  Accordingly, Idaho Power faced higher power supply expenses due to more power purchases, fewer surplus sales, and higher fuel costs as the Company relied more on its coal plants to replace the diminished hydro production.  One result of the prolonged drought was the development, and Commission approval, of the Company’s Power Cost Adjustment (“PCA”) in 1992 with its first implementation in the spring of 1993.  The PCA helped to mitigate the Company’s power supply cost exposure in the poor hydro years and provided benefits to customers in the better ones.

Also during this time, there was considerable general rate case activity in both Idaho and Oregon.  The Company filed a general rate case before this Commission in 1994 based upon a 1993 test year (Case No. IPC-E-94-05) and in 1995 filed a single item case as the Twin Falls Hydro Upgrade came on line (Case No. IPC-E-95-05).  However, despite the general rate case activity and the implementation of the PCA, the Company found that actually earning the authorized ROE remained elusive.  It was at this point the revenue sharing concept embodied in the 1995 Settlement was introduced.

Q.     What were the results of the 1995 Settlement?

A.     The time period from 1995 through 1999 was characterized by much improved hydro conditions, which, along with the Company’s reorganizational efforts, translated to better earnings opportunities.  Accordingly, during the time period of the 1995 Settlement – 1995 through 1999 – no ADITC had to be used to support a minimum ROE level.

                                      GALE, DI          7

                                      Idaho Power Company

In 1995 the actual ROE came within a dead band where neither ADITC was used nor earnings were shared.  The results during the rest of the time period produced customer benefits as follows:

       Year      ROE Earned    Customer Benefit

              1996      12.55%         $4,890,515

              1997      12.95%         $7,571,946

              1998      12.73%         $6,372,411

              1999      13.10%         $9,025,295

Additionally, the Company’s next Idaho general rate case was ultimately deferred until 2003 because the Western Energy Crisis of 2000 and 2001 put so much pressure on PCA rates that trying to change general rates was not practical.

Q.     Will you please compare the circumstances in 1995 to the current situation?

                                      GALE, DI          8

                                      Idaho Power Company

A.     As was the case in 1995, Idaho Power has actively pursued rate recovery throughout this decade through various mechanisms and general rate cases.  Despite an active regulatory agenda, the Company has not been able to achieve its authorized rate of return in either its Idaho or Oregon jurisdiction.  Idaho Power presented testimony from both internal and external witnesses describing the Company’s relative risks and supporting its ROE position in the 2003, 2005, 2007, and 2008 filings.  These matters were fully litigated as part of the 2003 and 2008 test year determinations.  While ROE evidence has not been a significant driver in the ultimate revenue requirement outcome, it often adds millions to a general rate case request and is one of the more significant rate case expenses.

Q.     Does the Company have any ADITC currently on its books that could be utilized under an arrangement similar to the 1995 Settlement?

A.     Yes.  At this time Idaho Power has significant amounts of ADITC on its books, $30 million of federal and $43 million of state.  The Company also expects to accumulate more state investment tax credits during the next several years.

Q.     What happened at the September 3 meeting with customers and Commission Staff?

A.     The Company reviewed much of the information just discussed with the group and presented a ratemaking concept that would stabilize ROE through the use of an agreed-upon ROE that would be used in any Idaho Power rate filing for a fixed period of years.  Idaho Power proposed the potential use of ADITC in a prescribed manner to help buttress Company earnings from a non-cash standpoint.  In return for shoring up the low side of ROE, Idaho Power proposed to share earnings above a threshold amount with its customers.

                                      GALE, DI          9

                                      Idaho Power Company

Q.     What happened next?

A.     The customers and Commission Staff presented a reply to the Company on September 21 that emphasized the customers’ interest in a rate moratorium.  The Company was not able to respond on that day because it was in the process of preparing a general rate case and had not yet determined the revenue requirement that would be requested.

Q.     Was the Company planning to file a general rate case this fall?

A.     Yes.  Idaho Power had submitted a notice of intent to the Commission on August 28, 2009, that expressed the Company’s intent to file on or after October 28, 2009.  The Company was actively preparing the general rate filing during its discussions with the customers and Commission Staff.  Idaho Power’s original earnings sharing concept did not include a rate moratorium.

Q.     Assuming a normal procedural schedule, when would Idaho retail rates have changed to incorporate the impact of a general rate case filed in late October?

A.     With an expected rate filing in late October, one could anticipate that rates would be in place by June 1, 2010, to coincide with the other annual rate mechanism changes, including the PCA.

                                      GALE, DI          10

                                      Idaho Power Company

Q.     Does the Company anticipate a rate decrease for the PCA on June 1, 2010?

A.     Yes.  Idaho Power, Staff, and a number of other informed parties anticipate a substantial PCA decrease next spring.  At the time of our settlement discussions, the expected PCA decrease was valued at nearly $160 million.  At this writing our expectation has not come down from that level.

Q.     Once Idaho Power completed its revenue requirement determination for the October 2009 general rate case filing, what happened next?

                                      GALE, DI          11

                                      Idaho Power Company

A.     Idaho Power analyzed a number of factors in a side-by-side comparison of a general rate case proceeding versus an alternative that included a rate case moratorium.  These factors included:  (1) financial considerations, such as the need for base rate relief to cover operating expenses and adequate cash flow to maintain our financial ratios, (2) customer rate impacts, and (3) the awareness that a substantial rate reduction through the PCA would likely occur on June 1, 2010.  As a result of these deliberations, the Company began to fashion a proposal that could utilize the expected PCA decrease to provide systematic benefits to both the customers and the Company.  The Company asked the customer groups and Commission Staff to reassemble on October 13 to lay out its proposal.  From there, negotiations progressed until final agreement was reached on October 25.  That same day, the Company provided a Memorandum of Understanding and Final Term Sheet to the parties involved.

Q.     How did the Company evaluate its ability to avoid a general rate case?

A.     Idaho Power continues to be under pressure to operate reliably without some additional general rate relief.  At the same time, the Company is well aware of the current effects of the recession on its service area.  As Idaho Power prepared its general rate case, the Company worked to mitigate the total revenue requirement wherever it could.  These mitigations included:  (1) pushing items such as the second year deployment of Advanced Metering Infrastructure (“AMI”), and pension funding into a separate single-issue cases, (2) addressing an extremely large increase to net power supply expense as part of next year’s PCA change, (3) deferring any request to increase the amount of Construction Work in Progress (“CWIP”) included in rates until the future, and (4) filing with a stipulated ROE.  Without the above-mentioned mitigation steps, the Company’s general rate case filing would have requested a rate increase of over 20 percent.

                                      GALE, DI          12

                                      Idaho Power Company

Q.     How do these actions mitigate the Company’s revenue requirement?

A.     I will start with AMI.  Since the Company originally filed for the first year of AMI recovery as a separate rate matter, it would simply continue with similar one-issue filings in the second and third year of deployment and keep the AMI impact out of a general rate request.  Pension funding has not been part of the Idaho jurisdictional revenue requirement since the Commission’s final order in Case No. IPC-E-03-13; however, regulatory accounting has been established to provide for rate recovery once funding begins again.  Because of the potential for volatility in funding requirements over the next number of years, Idaho Power has proposed a tracking mechanism for pension investment that is before the Commission in a separate docket, Case No. IPC-E-09-29.

                                      GALE, DI          13

                                      Idaho Power Company

By far the largest single element of the unmitigated revenue requirement was the increase required for net power supply expense, an annual increase of approximately $75 million by itself.  While the Company knows recovery of these increased expenses is needed due to higher fuel costs for coal, increased PURPA expense, and the impact of lower natural gas prices on the market price for the Company’s surplus sales, increasing the base net power supply expense in a general rate case has a net benefit to the Company of only 5 percent of the change.  Accordingly, Idaho Power held the net power supply expense constant in preparing its general rate case with the thought of seeking to change this amount in a separate proceeding that could be implemented with next year’s PCA change.

The Company also has the ability to request CWIP in rates and has done so on a limited scale – the AFUDC on relicensing of the Hells Canyon project – in the last general rate case, Case No. IPC-E-08-10.  While CWIP helps the Company through improved cash flow and customers through rate smoothing, it can be viewed as a pay-me-now or pay-me-later item.  In trying to mitigate a high revenue requirement, it is a logical item to postpone.  Accordingly all new CWIP was removed.

The last mitigation undertaken as part of developing the Company’s Idaho revenue requirement was utilizing the 10.5 percent ROE ordered in Case No. IPC-E-08-10 instead of arguing for a higher amount.

Despite the mitigation plan, the October 2009 general rate case filing would still have been more than a 10 percent rate increase.  Though justified from Idaho Power’s perspective, the Company had to assess its ability to successfully obtain that degree of rate relief in the current economic environment.

                                      GALE, DI          14

                                      Idaho Power Company

Q.     What is driving the need for a base rate change?

A.     There are three areas that drive the increase:  (1) a decrease in forecasted revenues as loads did not materialize as expected, (2) ongoing pressure on operating and maintenance expense as these costs continue to be higher than the level authorized in Case No. IPC-E-08-10, and (3) new plant additions since 2008.

Q.     Please describe the provisions of the current Settlement previously identified as Exhibit No. 1.

A.     The Settlement provides that the Company is under a general rate moratorium with specified ongoing exceptions.  Under the moratorium, the Company cannot file for a change to general rates, unless otherwise specified, prior to January 1, 2012.

The Settlement provides for the establishment of a 10.5 percent ROE for regulatory matters through December of 2011.  The Settlement provides for an equal sharing of actual earnings in excess of 10.5 percent for the Idaho jurisdiction between the Company’s customers and shareholders.  Customers are to receive any earnings-sharing benefit directly through rate reductions.

                                      GALE, DI          15

                                      Idaho Power Company

Concurrent with the potential for revenue sharing, the Company has the ability to amortize additional ADITC during the years 2009 through 2011 to support earnings when the Idaho jurisdictional ROE is less than 9.5 percent.  The use of additional ADITC is constrained in several ways to provide for a material amount of ADITC to remain after the Settlement term is over.  Every year ADITC use is constrained to no more additional ADITC amortization than is necessary to reach the 9.5 percent Idaho ROE previously mentioned.  Additionally, the 2009 ADITC is limited to a maximum $15 million, 2010 and 2011 are limited further to no more the $25 million, and the total ADITC used during the three-year period cannot exceed $45 million.  Unused amounts in 2009 and 2010 may be carried over into subsequent years subject to the previously described limits.

Finally the Settlement provides for the ability to distribute the expected 2010 PCA decrease in a specified manner to address rate relief for customers, base rate recovery for the Company, and establish a new normalized net power supply expense level for both the Power Cost Adjustment and base rates.  Exhibit No. 3 is a worksheet that shows how each increment of rate reduction will be treated.

                                      GALE, DI          16

                                      Idaho Power Company

Q.     Why would the Company agree to the Settlement?

A.     The Settlement should enable the Company to remain financially healthy while helping Idaho Power’s customers manage through a difficult time in the economy.  Idaho Power is optimistic about the potential for a substantial PCA decrease and believes that the decrease can be used productively to address both customer and Company issues.  The Company values the opportunity to set the net power supply expense at a more appropriate level, which will restore more symmetry to the mechanism.  The Company views the potential for obtaining base rate relief without engaging in a contentious battle before the Commission, given the current economic circumstances, as a positive element of the Settlement.  The fact that Idaho Power can participate in any earnings initiatives during the term of the Settlement through the sharing mechanism is also positive.  In summary, Idaho Power maintains that the Settlement represents creative and collaborative thinking on behalf of all the parties involved.

Q.     What do you think the customer benefits are?

                                      GALE, DI          17

                                      Idaho Power Company

A.     First of all, the Company will delay a general rate change until on or after January 1, 2012.  Secondly, the Settlement provides no base rate relief for the Company unless there is a real customer rate reduction through the PCA.  Thirdly, setting a fixed ROE eliminates a normally contentious and expensive portion of any rate filing during the term of this Settlement.  Fourthly, customers have the assurance that the use of ADITC would be limited.  Customers will continue to have the benefit of the ADITC amortization that is currently in existing rates, which reduces allowed expenses.  Additionally, customers will have certainty that the Company will not be over earning in the Idaho jurisdiction.  And, finally, similar to the 1995 Settlement, the customers have the opportunity to share in any good earnings years.

Q.     Do you believe that this Settlement is in the public interest?

A.     Yes.  I believe it is one of the most innovative and mutually beneficial endeavors that I have ever been involved with in my career with the Company.

Q.     Does this conclude your testimony?

A.                                    Yes, it does. GALE, DI          18

                                      Idaho Power Company